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                                                                      Exhibit 99

                                   [IBC LOGO]
                    INTERNATIONAL BANCSHARES CORPORATION


FOR IMMEDIATE RELEASE

CONTACT:  DENNIS E. NIXON                           ELIZABETH MARSHALL OR
          CHAIRMAN & CEO                            BRIAN DWYER
          INTERNATIONAL BANCSHARES CORPORATION      KGBTEXAS, INC.
          (956) 722-7611 (LAREDO)                   (210) 826-8899 (SAN ANTONIO)


                 INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
                                 STOCK DIVIDEND

(APRIL 12, 2002) LAREDO, TX - International Bancshares Corporation (IBC) today announced that on April 4, 2002, the Board of Directors approved a 25% stock split-up effected through a stock dividend to all holders of record of common stock, $1.00 par value, on May 20, 2002 subject to approval by the shareholders of the Increase in Authorized Shares Proposal discussed in the Proxy Statement, to be payable on June 14, 2002. "The Board of Directors believes that these dividends will add value to shares and will provide an additional incentive for shareholders to hold the stock of IBC," said Dennis E. Nixon, Chairman of the Board and Chief Executive Officer.

On February 28, 2002, IBC announced a cash dividend on its outstanding shares of common stock of 40 cents per share for shareholders of record as of March 29, 2002, payable on April 15, 2002.

On February 25, 2002, IBC reported 2001 earnings. Net income and earnings per share for 2001 were $83.3 million or $3.15 per share-basic ($3.09 per share diluted) compared to $75.1 million or $2.81 per share basic ($2.77 per share-diluted) in the corresponding 2000 period. These very positive numbers represent an 11.6% increase in diluted earnings per share and a 10.8% increase in net income over 2000. "This new milestone in earnings sets IBC apart from its competitors and demonstrates management's commitment to superior earnings," said Nixon. Total assets at December 31, 2001, were $6.4 billion compared to $5.8 billion at December 31, 2000.

International Bancshares Corporation (NASDAQ: IBOC) is a multi-bank, financial holding company headquartered in Laredo, Texas. It has $6.4 billion in assets and a network of facilities and ATMs serving communities that include Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata, Eagle Pass and several others throughout the central, southern and Gulf Coast regions of Texas.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at HTTP://WWW.SEC.GOV/EDGAR.SHTML.



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